Exhibit 23.2

The Board of Directors
Willow Grove Bancorp, Inc.:

We consent to the use of our report included herein and the reference to our firm under the headings of "Experts" in the prospectus of Willow Grove Bancorp, Inc., which is a part of the Registration Statement on Form S-1 for Willow Grove Bancorp, Inc. and a part of Form AC for Willow Grove Mutual Holding Company and Application H-(e)1-S for Willow Grove Bancorp, Inc.


/s/ KPMG LLP

December 13, 2001
Philadelphia, Pennsylvania